EXHIBIT 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Current Report on Form 8-K of Capital Bank Corporation of our report dated January 25, 2002 relating to the consolidated financial statements of High Street Corporation, which appear in High Street Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2001.

/s/ Whisnant & Company, LLP
Whisnant & Company, LLP

Hickory, North Carolina
December 16, 2002